EXHIBIT 3.1

OSIRIS MARYLAND, INC.

ARTICLES OF INCORPORATION

ARTICLE I

INCORPORATOR

The undersigned, C. Randal Mills, whose address is 7015 Albert Einstein Drive, Columbia, Maryland 21046, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

ARTICLE II

NAME

The name of the corporation (the “Corporation”) is:

Osiris Maryland, Inc.

ARTICLE III

PURPOSES

The purpose for which the Corporation is formed is to engage in any lawful business or other activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE IV

PRINCIPAL OFFICE IN MARYLAND AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 7015 Albert Einstein Drive, Columbia, Maryland 21046.  The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, whose post office address is 351 West Camden Street, Baltimore, Maryland 21201.  The resident agent is a Maryland corporation.

ARTICLE V

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 5.1.            Number and Classification of Directors.  The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.  The number of directors of the Corporation initially shall be five (5), which number may be increased or decreased pursuant to the bylaws of the Corporation (the “Bylaws”), but shall never be less than three (3) nor more than seven (7).  The names of the individuals who shall serve as directors until their successors are duly elected and qualified and the Class (as hereinafter defined) of each such individual are:

Gregory H. Barnhill	Class I

Jay M. Moyes	Class I

Felix Gutzwiller	Class II

C. Randal Mills	Class II

Peter Friedli	Class III

The directors shall be divided into three classes, designated as Class I, Class II and Class III (each a “Class”).  The directors as initially classified shall hold office for terms as follows:  (i) the Class I directors shall hold office until the date of the annual meeting of the holders of shares of Common Stock (as defined herein) of the Corporation in 2013 and until their successors shall be duly elected and qualified; (ii) the Class II directors shall hold office until the date of the annual meeting of holders of shares of Common Stock in 2011 and until their successors shall be duly elected and qualified; and (iii) the Class III directors shall hold office until the date of the annual meeting of holders of shares of Common Stock in 2012 and until their successors shall be elected and have qualified; provided, however, that the term of office of any individual named as an initial director of the Corporation in this Section 5.1 shall immediately expire at the effective time of the merger of Osiris Therapeutics, Inc., a Delaware corporation (“Osiris Delaware”), with and into the Corporation if such individual is not a director of Osiris Delaware immediately prior to such effective time, and such individual’s successor may be appointed pursuant to Section 5.8 of this Article V to serve as a member of the Class of which such individual was formerly a member for the remainder of the term of office of such Class.  Upon expiration of the term of office of each Class as set forth above, the successors to the directors in each such Class shall be elected for a term of three years to succeed the directors whose terms of office expire.  If the number of directors is changed, any increase or decrease shall be apportioned among the Classes so as to maintain the number of directors in each Class as nearly equal as possible; provided, however, that no action shall be taken with respect to the election or appointment of directors such that one Class shall have more than one director more than any other Class.  A director elected by the holders of shares of Common Stock shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to the prior death, resignation, retirement, disqualification or removal from office of such director.

Section 5.2.            Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 5.3.            Authorization by Board of Stock Issuance.  The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

Section 5.4.            Preemptive Rights.  Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 6.4 or as may otherwise be provided by contract, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell.

Section 5.5.            Indemnification.  The Corporation shall have the power, in the manner and to the fullest extent permitted by law, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, any person who is or was a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Corporation, or while a director or officer of the Corporation is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, limited liability company, employee benefit plan or other enterprise.  To the fullest extent permitted by Maryland law, the indemnification provided herein shall include expenses (including reasonable attorney’s fees), judgments, fines and amounts paid in settlement and any such expenses may be paid or reimbursed by the Corporation in advance of the final disposition of any such action, suit or proceeding and without requiring a preliminary determination of the ultimate entitlement to indemnification.  Neither the amendment nor repeal of this Section 5.5, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Section 5.5, shall apply to or affect in any respect the applicability of the preceding sentences with respect to any act or failure to act which occurred prior to any such amendment, repeal or adoption.

The indemnification provided herein shall not be deemed to limit the right of the Corporation to indemnify any other person for any such expenses to the fullest extent permitted by law, nor shall it be deemed exclusive of any other rights to which any person seeking indemnification from the Corporation may be entitled under the Bylaws, any agreement, vote of stockholders or disinterested directors or otherwise, both as to action and such person’s official capacity and as to act in another capacity while holding such office.

Section 5.6.            Determinations by Board.  The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

Section 5.7.            Removal of Directors.  Subject to the rights of holders of one or more classes or series of stock of the Corporation to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of at least a majority of all the votes entitled to be cast generally for the election of directors.  For purposes of this Section 5.7, “cause” shall mean only, with respect to any particular director, (i) conviction of a felony, (ii) declaration of unsound mind by order of court, (iii) gross dereliction of duty, (iv) commission of any action involving moral turpitude, or (v) commission of an action which constitutes intentional misconduct or a knowing violation of law if such action in either event results in either an improper substantial personal benefit or a material injury to the Corporation.

Section 5.8.            Vacancies.  The Corporation elects, at such time as it becomes eligible under Section 3-802(a) and (b) of the Maryland General Corporation Law (the “MGCL”) to make such election, to be subject to Section 3-804(c) of the MGCL so that, except as may be provided by the Board of Directors in setting the terms of any class or series of shares of stock of the Corporation, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which such vacancy occurred.

Section 5.9.            Quorum; Action at Meeting.  A majority of the directors at any time in office shall constitute a quorum for the transaction of business.  In the event one or more of the directors shall be disqualified to vote at any meeting, then the required quorum shall be reduced by one for each director so disqualified, provided that in no case shall less than one-third of the number of directors fixed pursuant to Section 5.1 of this Article constitute a quorum (unless there are only three directors, in which case not less than two may constitute a quorum).  If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of those present may adjourn the meeting from time to time.  Every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be regarded as the act of the Board of Directors unless a greater number is required by law, the Bylaws or the Charter of the Corporation.

Section 5.10.          Board Considerations in a Potential Acquisition of Control.  The Board of Directors, in considering a potential acquisition of control of the corporation, (a) may take into account factors in addition to potential short-term economic benefits to stockholders of the Corporation, including, without limitation, comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation’s stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity, and (b) may consider the effect of the potential acquisition of control on (i) employees, suppliers and customers of the Corporation and (ii) communities in which offices or other establishments of the Corporation are located.

Section 5.11.          Special Meetings of Stockholders.  Special meetings of the stockholders may be called at any time by the Chairman of the Board of Directors, and shall be called upon the written request of the stockholders entitled to cast at least twenty percent (20%) of all the votes entitled to be cast at the meeting, or upon a resolution adopted by, or an affirmative vote of, a majority of the Board of Directors.  Business transacted at any special meeting of the stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of the meeting.

Section 5.12.          Action by Stockholders Without a Meeting.  The holders of Common Stock entitled to vote generally in the election of directors may take action or consent to any action by delivering a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting if the Corporation gives notice of the action not later than ten (10) days after the effective date of the action to each holder of the class of Common Stock and to each stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.

ARTICLE VI

STOCK

Section 6.1.            Authorized Shares.  The Corporation has authority to issue one hundred ten million (110,000,000) shares of stock, consisting of ninety million (90,000,000) shares of common stock, par value $0.001 per share (“Common Stock”), and twenty million (20,000,000) shares of preferred stock, par value $0.001 per share (“Preferred Stock”).  The aggregate par value of all authorized shares of stock having par value is $110,000.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.  The Board of Directors, without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 6.2.            Common Stock.

(a)           The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock or any class or series as may be designated by the Board of Directors upon any issuance of the Preferred Stock or any class or series.

(b)           Subject to any preferences of any class or series of stock hereafter classified or reclassified, each share of Common Stock shall entitle the holder thereof to one vote on all matters to be voted upon by the stockholders.  Stockholders shall not be entitled to cumulative voting rights with respect to the election of directors.

(c)           Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

(d)           Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of the Common Stock will be entitled to receive all of the assets of the Corporation available for distribution to its stockholders, subject to any preferential rights of any then outstanding Preferred Stock.

(e)           The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 6.3.            Preferred Stock.  The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any class or series from time to time in one or more classes or series of stock.  The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other classes or series at any time outstanding.  All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.  The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series.  The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series unissued shares of the Preferred Stock designated for such class or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock, but not below the number of shares of such class or series then outstanding.  In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such class or series.

Section 6.4.            Classified or Reclassified Shares.  Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”).  Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5.            Charter and Bylaws.  All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of the Charter and the Bylaws.

ARTICLE VII

DURATION

The existence of the Corporation shall be perpetual.

ARTICLE VIII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to the Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.  Except as otherwise provided in the Charter, any amendment to the Charter shall be valid only if approved by the stockholders of the Corporation by the affirmative vote of a majority of all the votes entitled to be cast on the matter.

ARTICLE IX

LIMITATION OF LIABILITY

To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article IX, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article IX, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has signed these Articles of Incorporation and acknowledged the same to be his act as of this 30th day of March, 2010.

C. Randal Mills
C. Randal Mills
Incorporator